Exhibit 10.22.2

Amendment 1 to

Alliant Techsystems Inc. Income Security Plan

The Alliant Techsystems Inc. Income Security Plan, effective March 13, 2006 (the “Plan”), is hereby amended as follows, effective March 12, 2007:

(1)    Section 2.1(ff) “Tier 2 Participant” is amended to read in its entirety as follows:

“Tier 2 Participant” means (i) any executive officer of the Company (other than a Tier 1 Participant) required to file reports of beneficial ownership with the Securities and Exchange Commission pursuant to Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder and (ii) any employee selected by the Committee as a covered employee eligible under this Plan (employees selected by the Committee will be referred to as “Selected Tier 2 Participants”).  The Committee will select Selected Tier 2 Participants annually at the meeting in which it sets executive compensation for the next fiscal year.  Selected Tier 2 Participants will remain eligible as a Participant under this Plan for the fiscal year for which the Committee approved eligibility.  During the fiscal year, the Committee may change the status of a Selected Tier 2 Participant if he or she has a change in employment status (examples:  removal from eligibility because of a demotion or added as eligible because of a promotion).  Notwithstanding the foregoing, a Selected Tier 2 Participant may not lose covered employee status as a Selected Tier 2 Participant by the Committee if he or she was a Participant and was eligible for benefits under Section 3.1, Rights to Unpaid Compensation and Severance Benefits, for a Change in Control occurrence.

Capitalized terms used herein and not defined herein shall have the respective meanings assigned to them in the Plan.

Except as expressly amended herein, the Plan shall remain in full force and effect in accordance with its terms and provisions as in effect on the effective date of this Amendment 1.